UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 24, 2013
RETROPHIN, INC.
(Exact name of registrant as specified in its charter)
Delaware	000-53293	26-2383102
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
777 Third Avenue, Suite 22, New York, NY		10017
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (212) 983-1310

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2013, Retrophin, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Horacio Plotkin, M.D., 48, pursuant to which Dr. Plotkin will serve as the  Chief Medical Officer of the Company starting on May 13, 2013.

In accordance with the terms of the Employment Agreement, Dr. Plotkin will be paid (i) a base salary in the amount of $350,000 (subject to adjustments at the discretion of the Board after each anniversary of the Effective Date), and (ii) at the sole discretion of the board, an annual bonus award of up to 50% of Dr. Plotkin’s then applicable base salary. Following the Effective Date, Dr. Plotkin will receive $20,000 in connection with signing the Employment Agreement with the Company.  Dr. Plotkin will also be awarded options to purchase 120,000 shares of restricted common stock of the Company, a pro rata portion of which will vest quarterly during the 3 years following the Effective Date.

The Employment Agreement contemplates that Dr. Plotkin’s employment will be for a one-year term and may be automatically extended for successive one-year periods unless (i) Dr. Plotkin gives notice of non-extension to the Company no later than ninety (90) days prior to the expiration of the Agreement, (ii) Dr. Plotkin is terminated or (iii) the Company delivers notice to Dr. Plotkin no later than thirty (30) days prior to the expiration of the Agreement.

In the event Dr. Plotkin’s employment is terminated (i) by the Company without cause (as such term is defined in the Employment Agreement) or (ii) by Dr. Plotkin’s resignation following a material breach of a material term of the Employment Agreement by the Company which has not been cured within 10 days following notice thereof, then Dr. Plotkin will be entitled to a severance payment in an amount equal to $60,000 plus reimbursement of certain expenses. If Dr. Plotkin chooses to resign for reasons other than a material breach of the Employment Agreement by the Company then Dr. Plotkin will forfeit any unvested stock grants or stock options that he received and will not be entitled to severance or any additional payments.

If Dr. Plotkin’s employment is terminated for cause then Dr. Plotkin will not be entitled to any further payments of any kind, except for payment of base salary plus reimbursement of certain expenses.

In the event that Dr. Plotkin is no longer employed by the Company, any options that have not vested prior to the date of termination will be immediately cancelled and not subject to further vesting.

Prior to joining the Company and beginning in 2012, Dr. Plotkin served as the Executive Medical Director of Clinical Research at Alexion Pharmaceuticals, Inc., a biotechnology company focused on delivering life-transforming therapies for patients suffering from ultra-rare, severe, and life-threatening disorders. From 2010-2011, Dr. Plotkin served as Senior Medical Director of Clinical Research at Enobia Pharma, Corp., a private biopharmaceutical company focused on the development of therapies to treat patients with ultra-rare and life-threatening genetic metabolic disorders, which was acquired by Alexion Pharmaceuticals on December 28, 2011. From 2008 to 2011, Dr. Plotkin served as Medical Director of Clinical Research at Genzyme Corporation, a biotechnology company, where Dr. Plotkin led his team to the approval of a treatment for Pompe disease.  Dr. Plotkin will continue to serve as an Adjunct Associate Professor of Pediatrics and Orthopedic Surgery at the University of Nebraska School of Medicine, a position he has held since 2007.  Dr. Plotkin earned his M.D. from the University of Buenos Aires School of Medicine in 1987.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 8.01. Other Events.

On April 25, 2013, the Company issued a press release announcing that Horacio Plotkin, M.D. will serve as the Company’s Chief Medical Officer, effective May 13, 2013.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

10.1 99.1	Employment Agreement, dated April 24, 2013, by and between Retrophin, Inc. and Horacio Plotkin, M.D. Press Release, dated April 25, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.

Date: April 26, 2013	By:	/s/ Martin Shkreli
Name: Martin Shkreli
Title: Chief Executive Officer